Exhibit 99.1
W. P. Carey Announces Unsecured Revolving Credit Facility Extended and Upsized

Revolver Maturity Extended to 2029 and Upsized to $2 Billion

Existing €215 million and £270 million Term Loan Maturities Also Extended to 2028

NEW YORK, Dec. 14, 2023 /PRNewswire/ -- W. P. Carey Inc. (W. P. Carey, NYSE: WPC) today announced that it closed an amended and restated $2.0 billion multicurrency unsecured revolving credit facility (the “Revolver”), a €215 million term loan and a £270 million term loan (the “Term Loans”).

The Revolver upsized the company’s existing multicurrency unsecured revolving credit facility from $1.8 billion to $2.0 billion and extended its maturity by four years to February 14, 2029. The Term Loans refinanced two existing term loans and extended their maturities by three years to February 14, 2028, with an option to extend up to an additional year at the company’s discretion subject to the satisfaction of certain customary conditions. The amended and restated Revolver and Term Loans (collectively, the “Facilities”) include various improvements to terms as compared to the prior agreement, as well as an accordion feature permitting the Facilities to be increased to an aggregate amount of up to $4.35 billion, subject to obtaining lender commitments and the satisfaction of certain customary conditions.

Pursuant to the terms of the Revolver, the company’s current BBB+/Baa1 ratings provide for an interest rate on borrowings of 77.5 basis points over the adjusted SOFR rate or, in the case of borrowings in a foreign currency, the corresponding index rate for such currency. In addition, a facility fee of 15.0 basis points per annum applies to the total committed amount of the Revolver. Each of the interest rate and facility fee for the Revolver is subject to adjustment based on changes in the company’s credit ratings and includes a feature whereby the current interest rate will be reduced if the company meets a certain leverage ratio threshold specified in the credit agreement. The interest rate for the Term Loans is currently 85.0 basis points over EURIBOR or SONIA, as applicable, and such margin is subject to adjustment in the same manner as the Revolver.

“The extension and upsizing of our revolving credit facility demonstrates the continued strength and flexibility of our balance sheet, as well as our access to capital. It also enhances our liquidity, further supporting accretive external growth going forward,” said Jeremiah Gregory, Managing Director and Head of Capital Markets for W. P. Carey. “We greatly appreciate the support we received from our banks, which is a testament to our longstanding partnerships and their continued commitment to our business.”

A total of 16 lenders are participating in the Facilities. JPMorgan Chase Bank, N.A. is serving as Administrative Agent, Joint Lead Arranger, and Joint Bookrunner. BofA Securities, Inc. and Wells Fargo Securities, LLC are serving as Co-Syndication Agents, Joint Bookrunners and Joint Lead Arrangers. PNC Bank, National Association and U.S. Bank National Association are serving as Joint Lead Arrangers and Documentation Agents. Barclays Bank PLC and the Royal Bank of Canada are also serving as Documentation Agents. Senior Managing Agents include BMO Bank N.A., Regions Bank and The Bank of Nova Scotia. Managing Agents include Banco Bilbao Vizcaya Argentaria, S.A., BNP Paribas, Citizens Bank, Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation and The Bank of New York Mellon.

W. P. Carey Inc.

Celebrating its 50th anniversary, W. P. Carey ranks among the largest net lease REITs with a well-diversified portfolio of high-quality, operationally critical commercial real estate, which includes 1,413 net lease properties covering approximately 171 million square feet and a portfolio of 86 self-storage operating properties, pro forma for the spin-off of Net Lease Office Properties, as of September 30, 2023. With offices in New York, London, Amsterdam and Dallas, the company remains focused on investing primarily in single-tenant, industrial, warehouse and retail properties located in the U.S. and Northern and Western Europe, under long-term net leases with built-in rent escalations.

www.wpcarey.com

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as “may,” “will,” “should,” “would,” “will be,” “goals,” “believe,” “project,” “expect,” “anticipate,” “intend,” “estimate” “opportunities,” “possibility,” “strategy,” “maintain” or the negative version of these words and other comparable terms. These forward-looking statements include, but are not limited to, statements made by Mr. Jeremiah Gregory regarding W. P. Carey’s ability to accretively grow. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable risks or uncertainties, like the risks related to inflation and increased interest rates, the effects of pandemics and global outbreaks of contagious diseases (such as the COVID-19 pandemic) and domestic or geopolitical crises, such as terrorism, military conflict, war or the perception that hostilities may be imminent, political instability or civil unrest, or other conflict, and those additional risk factors discussed in reports that we have filed with the SEC, could also have material adverse effects on our future results, performance or achievements. Discussions of some of these other important factors and assumptions are contained in W. P. Carey’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in W. P. Carey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and in Part II, Item 1A, Risk Factors in W. P. Carey’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Institutional Investors:
Peter Sands
1 (212) 492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
1 (212) 492-8920
ir@wpcarey.com

Press Contact:
Anna McGrath
1 (212) 492-1166
amcgrath@wpcarey.com